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                                                                       Exhibit 1

                                 KRAFT FOODS INC.
                                   ("Company")

                                 Debt Securities

                                 TERMS AGREEMENT
                                 ---------------

                                                               November 20, 2002


To:  The Representatives of the Underwriters identified herein

Dear Sirs:

         The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Underwriting Agreement dated September 1, 2001 and filed as an exhibit to the Company's registration statement on Form S-3 (No. 333-86478) relating to debt securities and warrants to purchase debt securities (the "Underwriting Agreement"), the following securities (the "Offered Securities") on the following terms:

                               OFFERED SECURITIES
                               ------------------

Title:

          Floating Rate Notes due 2004 (the "Notes").

Principal Amount:

          $750,000,000.

Interest:

          Three-Month LIBOR (as determined as set forth in the Prospectus Supplement, dated November 20, 2002 (the "Prospectus Supplement")) plus 0.20%, payable quarterly in arrears on February 26, May 26, August 26 and November 26 of each year, beginning on

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          February 26, 2003, to the persons in whose name the Notes are registered at the close of business 15 calendar days before the applicable interest payment date. Interest shall be calculated on the basis of the actual number of days during the relevant interest period and a 360-day year. Interest is payable from the date of issue of the Notes or from the most recent date to which interest on such Note has been paid or duly provided for, until the principal amount of the Note is paid or duly made available for payment.

          The interest rate will be reset quarterly on February 26, May 26, August 26 and November 26 of each year (each, an "interest reset date"). The interest determination dates are quarterly, and will occur two "London banking days" prior to the applicable interest reset date (as more fully set forth in the Prospectus Supplement), except that the first interest determination date will be November 22, 2002 and will be for the period from the date of issue to the first interest payment date.

Maturity:

          November 26, 2004.

Currency of Denomination:

          United States Dollars ($).

Currency of Payment:

          United States Dollars ($).

Form and Denomination:

          Book-entry form only represented by one or more global securities deposited with The Depository Trust Company or its designated custodian, in denominations of $1,000 and $1,000 integral multiples thereof.

Optional Redemption:

          The Notes may not be redeemed prior to maturity.

Conversion Provisions:

          None.

Sinking Fund:

          None.

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Listing:

         None.

Delayed Delivery Contracts:

         None.

Purchase Price:

         99.80% of principal amount of the Notes, plus accrued interest, if any, from November 26, 2002.

Expected Reoffering Price:

         100% of principal amount, plus accrued interest, if any, from November 26, 2002.

Additional Agreements of the Company:

         Not applicable.

Additional Representations and Warranties of the Company:

             The Company hereby represents and warrants and agrees with each Underwriter that (i) the documents incorporated by reference in the Registration Statement and the Prospectus on or before the Closing Date, when they were or are filed with the Commission, conformed or will conform, as the case may be, in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and (ii) the Calculation Agency Agreement, to be dated as of the Closing Date (the "Calculation Agency Agreement"), between the Company and JPMorgan Chase Bank, as calculation agent (the "Calculation Agent"), has been duly authorized, and when the Notes are delivered and paid for pursuant to this Terms Agreement on the Closing Date, the Calculation Agency Agreement will have been duly executed and delivered and, assuming due authorization, execution and delivery thereof by the Calculation Agent, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, to an implied covenant of fair dealing and to general equity principles.

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Additional Closing Conditions:

         It shall be a condition to the obligations of the several Underwriters to purchase and pay for the Offered Securities that the opinion of counsel referred to in Section 5(d) of the Underwriting Agreement shall include an opinion substantially to the effect of the immediately preceding paragraph.

                                  OTHER MATTERS
                                  -------------

Closing:

     10:00 A.M. on November 26, 2002, the fourth business day following the date hereof, at the offices of Hunton & Williams, 200 Park Avenue, New York, New York 10166, in Federal (same day) funds.

Settlement and Trading:

     Book-Entry Only via DTC.

Names and Addresses of the Representatives:

     ABN AMRO Incorporated
     55 East 52nd Street
     6th Floor
     New York, New York 10055
     Attention: Linda Dawson

     Lehman Brothers Inc.
     745 Seventh Avenue
     New York, New York 10019
     Attention:  Debt Capital Markets - Consumer Products Group
     (For purposes of notices, with a copy to the General Counsel at the above address)

Names and Addresses of the Lead Underwriters:

     ABN AMRO Incorporated
     55 East 52nd Street
     6th Floor
     New York, New York 10055
     Attention: Linda Dawson

     Lehman Brothers Inc.
     745 Seventh Avenue

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     New York, New York 10019
     Attention:  Debt Capital Markets - Consumer Products Group
     (For purposes of notices, with a copy to the General Counsel at the above address)

          Each Underwriter hereby severally represents and agrees that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the Prospectus, or any other offering material relating to the Notes, in or from any jurisdiction, other than offers, sales, deliveries and distributions made within the United States under circumstances that will result in compliance with the applicable United States laws and regulations and that will not impose any obligation on the Company except as set forth in the Underwriting Agreement and herein.

          The respective principal amounts of the Offered Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

          The provisions of the Underwriting Agreement are incorporated herein by reference, except that (a) Section 4(h) thereof is subject to the letter agreement entered into on the date hereof between the Company and the Representatives and (b) Section 5(c)(iii) thereof is hereby amended and restated in its entirety with respect to the Offered Securities as follows:

          "(iii) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any material disruption in commercial banking or securities settlement or clearance services, or any setting of minimum prices for trading any securities of the Company on the New York Stock Exchange, or any suspension of trading of any securities of the Company on the New York Stock Exchange;".

          The Offered Securities will be made available for checking at the office of Hunton & Williams, 200 Park Avenue, New York, New York 10166, at least 24 hours prior to the Closing Date.

          For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the Prospectus consists of the following information in the Prospectus: the concession and reallowance figures appearing in the third paragraph under the caption "Underwriting" in the prospectus supplement and the information contained in the fifth and sixth paragraphs under the caption "Underwriting" in the prospectus supplement.

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          If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

                                            Very truly yours,

                                            KRAFT FOODS INC.


                                            By /s/ JAMES P. DOLLIVE
                                              --------------------------------
                                              Name:  James P. Dollive
                                              Title: Senior Vice President and
                                                     Chief Financial Officer


The foregoing Terms Agreement is hereby
confirmed and accepted as of the date
first above written.

ABN AMRO INCORPORATED


By /s/ LINDA A. DAWSON
  ----------------------------
  Name:  Linda A. Dawson
  Title: Managing Director


LEHMAN BROTHERS INC.


By /s/ KEVIN SMITH
  ----------------------------
  Name:  Kevin Smith
  Title: Senior Vice President


Acting on behalf of themselves and as the Representatives of the several Underwriters.

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                                   SCHEDULE A

                                                     Principal Amount of
                                                            Notes
                                                            -----
Underwriter
-----------

ABN AMRO Incorporated ..............................    $228,750,000
Lehman Brothers Inc. ...............................     228,750,000
BNP Paribas Securities Corp. .......................      67,500,000
Deutsche Bank Securities Inc. ......................      67,500,000
HSBC Securities (USA) Inc. .........................      67,500,000
SG Cowen Securities Corporation ....................      67,500,000
Blaylock & Partners, L.P. ..........................       7,500,000
Loop Capital Markets, LLC ..........................       7,500,000
Muriel Siebert & Co., Inc. .........................       7,500,000
                                                        ------------
Total ..............................................    $750,000,000
                                                        ============